Exhibit 10.12

FIRST AMENDMENT

TO

MEZZANINE

LOAN AND SECURITY AGREEMENT

This First Amendment to Mezzanine Loan and Security Agreement (this “Amendment”) is entered into this 9th day of May, 2022, by and among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), as a lender (SVB and Hercules and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”) and (d) GROVE COLLABORATIVE, INC., a Delaware public benefit corporation (“Borrower”).

RECITALS

A. Agent, Lenders and Borrower have entered into that certain Mezzanine Loan and Security Agreement dated as of April 30, 2021 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. The Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has entered into that certain Amended and Restated Agreement and Plan of Merger dated as of March 31, 2022 (the “Merger Agreement”), by and among (a) Borrower, (b) Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“Virgin Cayman”), (c) Treehouse Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), and (d) Treehouse Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), which provides for, among other things, (i) the domestication of Virgin Cayman as a Delaware public benefit corporation (“Newco”), (ii) the merger of Merger Sub I with and into Borrower (the “Initial Merger”), with Borrower continuing as the surviving corporation (the “Initial Surviving Corporation”) and (iii) immediately following the Initial Merger, the merger of the Initial Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company, following the consummation of which, Merger Sub II will become a direct, wholly-owned subsidiary of Newco (steps (i), (ii) and (iii), collectively with the other transactions described in the Merger Agreement, the “Business Combination Transaction”).

D. Pursuant to the terms of the Merger Agreement, Virgin Cayman will cause to be filed with the U.S. Securities and Exchange Commission, an effective Registration Statement on Form S-4 (including the related proxy statement/prospectus) for the registration under the Securities Act of 1933, as amended, of Newco securities to be issued in connection with the Business Combination Transaction.

E. Borrower has requested that the Lenders and Agent amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

F. The Lenders and Agent have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 6.2 (Financial Statements, Reports). Clause (g) of Section 6.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“(g) prior to the consummation of the Business Combination Transaction, within five (5) Business Days of delivery by Borrower, copies of all material statements, reports and notices made generally available by Borrower to Borrower’s security holders or to any holders of Subordinated Debt;”

2.2 Section 7.2 (Changes in Business, Management, Control or Business Locations). Clause (c) of Section 7.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“(c) [reserved];”

2.3 Section 7.2 (Changes in Business, Management, Control, or Business Locations). The second paragraph of Section 7.2 is deleted in its entirety and replaced with the following:

“Borrower shall not, without at least fifteen (15) days prior written notice to Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization; provided that Borrower may, and need not deliver any prior written notice to Agent in order to, change its name, its organizational structure or type and its organizational number assigned by its jurisdiction of organization in connection with the Business Combination Transaction. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Million Dollars ($1,000,000) of Borrower’s assets or property, then Borrower will first receive the written consent of Agent, and the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent.”

2.4 Section 7.3 (Mergers or Acquisitions). Section 7.3 of the Loan Agreement is deleted in its entirety and replaced with the following:

“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than (i) a merger, consolidation or acquisition in which (A) Borrower has complied with the notice requirements applicable to prepayments hereunder, and (B) prior to or contemporaneously with the closing of such transaction, all Obligations are paid in full, and all of the Lenders’ obligations to lend to Borrower are terminated, (ii) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and (iii) the Business Combination Transaction, so long as (A) the Business Combination Transaction is consummated on or prior to July 31, 2022 in accordance with the Merger Agreement without any amendments or modifications thereto or waivers to any conditions or terms set forth therein that, in each case, could reasonably be expected to be materially adverse to the Lenders and (B) promptly and substantially concurrent with the consummation of the Business Combination Transaction, (a) Merger Sub II shall provide to Agent a reaffirmation of its assumption of the obligations of the “Borrower” under this Agreement and the other Loan Documents by reason of the Business Combination Transaction and Holdings shall provide Agent a guaranty to become a Guarantor hereunder, together with documentation sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of Merger Sub II and Holdings, all in form and substance reasonably satisfactory to Agent, (b) Holdings shall provide to Agent appropriate stock certificates and powers (if applicable) and financing statements, pledging all of the direct or beneficial ownership interest in Merger Sub II, in form and substance reasonably satisfactory to Agent; and (c) Merger Sub II and Holdings shall provide to Agent certificates duly executed by a Responsible Officer or secretary of each of Merger Sub II and Holdings with respect to their respective Operating Documents and Borrowing Resolutions, documentation and other information required to comply with applicable “know your customer” and anti-money-laundering rules and regulations, and long-form good standing certificates of Merger Sub II and Holdings certified by the Secretary of State of their states of incorporation or formation, in each case as of a date no earlier than 30 days prior to the date of the joinder of guaranty, as applicable.”

2.5 Section 7.7 (Distributions; Investments). Section 7.7 of the Loan Agreement is deleted in its entirety and replaced with the following:

“7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or other equity interests; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock and repurchase de minimis stock in lieu of issuing fractional shares; (iii) Borrower may repurchase, or, following the Business Combination Transaction, may pay dividends or make distributions to Holdings to enable it to repurchase, the stock of former employees, directors or consultants (including by the cancellation of indebtedness owed by such former Persons) pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; (iv) Borrower may distribute equity securities to former or current employees, officers, consultants or directors on the exercise of employee issuances pursuant to Borrower’s stock incentive plan approved by the Board; (v) Borrower may repurchase common shares of Borrower’s stock from its employees and directors in connection with a bona fide equity financing of Borrower provided that (A) Borrower sells common or preferred shares to investors for an aggregate price equal to the repurchase price of such common shares repurchased by Borrower, and (B) no Event of Default exists at the time of such series of transactions and would not exist after giving effect to such transactions; and (vi) following the Business Combination Transaction, Borrower may make cash dividends on the equity interests of Borrower solely for the purpose of funding the following: (A) to permit Holdings to pay, in the event Borrower is a passthrough entity or files a consolidated, combined, unitary or similar type tax return with Holdings, U.S. federal and state and local income taxes then due and payable pursuant to those returns solely to the extent such taxes are imposed solely with respect to the income of Borrower and its Subsidiaries; (B) ordinary operating expenses and other transaction expenses of Holdings, including overhead and administrative expenses and fees as well as directors’ or managers’ fees which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Borrower and its Subsidiaries; (C) organizational, operating and other transaction costs and expenses (including overhead and administrative costs and expenses, professional fees and Public Company Costs) of Holdings which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Borrower and its Subsidiaries; or (D) to pay reasonable and customary salary, bonus, severance and other benefits payable to current and former directors, officers, employees, members of management, managers and/or consultants of Borrower, any Subsidiary or Holdings to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of Borrower or the Subsidiaries; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than (A) Permitted Investments and (B) loans and advances to Holdings in lieu of, and not in excess of the amount of, dividends permitted to be made to such Holdings in accordance with clause (a) above, or permit any of its Subsidiaries to do so.”

2.6 Section 7.11 (Holding Company). New Section 7.11 of the Loan Agreement is inserted following Section 7.10 as follows:

“7.11 Holding Company. At all times following the Business Combination Transaction, Holdings shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations or (c) own, lease, manage or otherwise operate any properties or assets, other than the following activities: (i) ownership of equity interests of the Borrowers and the exercise of rights and performance of obligations in connection therewith, (ii) the issuance of its own equity interests, (iii) the maintenance of its entity existence, (iv) activities and contractual rights incidental to maintenance of its entity existence, (v) participating in administrative, legal, tax, management and accounting matters as the parent of a consolidated group of companies including the Borrower and its Subsidiaries, (vi) entering into and performing its obligations under the Loan Documents and the Loan Documents (as defined in the Senior Loan Agreement) to which it is a party (including any amendments, restatements, amendments and restatements, supplements or modifications thereto, or consents in respect thereof), (vii) adoption of an option plan, equity incentive plan, employee stock purchase plan and related agreements and activities related thereto, (viii) guarantees of operating leases of its Subsidiaries, (ix) with respect to insurance policies and related contracts and agreements, or (x) activities otherwise expressly permitted to be taken by Holdings hereunder or reasonably incidental to any of the foregoing.”

2.7 Section 8 (Events of Default). The “.” following Section 8.10 is deleted and replaced with “; or”, and new Section 8.11 is inserted following Section 8.10 as follows:

“8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations that can be cured and has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Guarantor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Guarantor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period); provided further, that a cure period shall not be applicable to a payment default arising from a failure to make a principal or interest payment when due; (c) any circumstance described in Sections 8.3 through 8.8 of this Agreement occurs with respect to any Guarantor.”

2.8 Section 13 (Definitions). The following defined terms set forth in Section 13.1 are deleted in their entirety and replaced with the following:

““Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the aggregate original principal amount of the Term Loan Advances extended by the Lenders to Borrower hereunder multiplied by eight and three quarters of one percent (8.75%) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the payment in full of the Term Loan Advances, (c) as required by Section 2.2(d) or Section 2.2(e), or (d) the termination of this Agreement.”

2.9 Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:

““Business Combination Transaction” has the meaning given to such term in the First Amendment.”

““Holdings” is Virgin Group Acquisition Corp. II, a Cayman Islands exempted company, which shall be domesticated as a Delaware public benefit corporation in connection with the Business Combination Transaction, and its successors and permitted assigns.”

““Merger Agreement” has the meaning given to such term in the First Amendment.”

““Public Company Costs” is (i) costs, fees and expenses associated with, or in anticipation of, or preparation for (A) any initial public offering (or any initial public offering proposed and not consummated) and (B) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and (ii) costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, costs, fees and expenses relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.”

““First Amendment” is the First Amendment to Mezzanine Loan and Security Agreement, dated as of May 9, 2022, by and among Borrower, Agent and the Lenders.”

2.10 Section 13 (Definitions). The following defined term set forth in Section 13.1 is deleted in its entirety:

““Key Person” is Borrower’s Chief Financial Officer, who is Servaes Tholen as of the Effective Date.”

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce the Lenders and Agent to enter into this Amendment, Borrower hereby represents and warrants to the Lenders and Agent as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Agent on or around April 30, 2021 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower, or applicable consents or waivers have been obtained;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Ratification of Loan Documents. Borrower has read this Amendment and consents to the terms hereof and further acknowledges and confirms that all of its obligations under the Loan Agreement and the other Loan Documents are in full force and effect in accordance with their respective terms without setoff, defense, counter-claim or claims in recoupment.

6. Senior Loan Agreement. The Lenders and Agent hereby consent to the amendments and waivers contained in the Second Amendment to the Senior Loan Agreement executed in connection herewith.

7. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

9. Effectiveness. As a condition precedent to the effectiveness of this Amendment, Agent shall have received the following documents prior to or concurrently with this Amendment, each in form and substance reasonably satisfactory to Agent:

9.1 This Amendment and the Supplement to Intellectual Property Security Agreement duly executed on behalf of the parties hereto and thereto;

9.2 The duly executed Second Amendment to Senior Loan Agreement and satisfaction of all conditions precedent to the effectiveness thereof therein;

9.3 Long-form good standing certificate of Borrower certified by the Secretary of State of Delaware, as of a date no earlier than thirty (30) days prior to the date hereof;

9.4 Borrower’s payment of (i) a fully earned, nonrefundable amendment fee in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages and (ii) Lenders’ reasonable legal fees and expenses incurred in connection with this Amendment, to the extent Borrower shall have received invoices documenting such fees or expenses on or prior to the date hereof (or such later date as the Borrower shall reasonably agree); and

9.5 such other documents as Agent may reasonably request to effectuate the terms of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

AGENT		BORROWER

SILICON VALLEY BANK		GROVE COLLABORATIVE, INC.

By:	/s/ Trefor Bacon	By:	/s/ Stuart Landesberg
Name: Trefor Bacon		Name: Stuart Landesberg
Title: Director		Title: Chief Executive Officer

LENDERS

SILICON VALLEY BANK

By:	/s/ Trefor Bacon
Name: Trefor Bacon
Title: Director

HERCULES CAPITAL, INC.

By:	/s/ Zhuo Huang
Name: Zhuo Huang
Title: Associate General Counsel

[Signature Page to First Amendment to Mezzanine

Loan and Security Agreement]